EXHIBIT 99.1

FINAL

For Further Information:

OSI Systems, Inc.

12525 Chadron Avenue

Hawthorne, CA 90250

(310) 349-2245

Contact: Sanjay Sabnani

For Immediate Release

OSI Systems Reports Revenues and Earnings for Fiscal Second Quarter 2004

Business Editors

HAWTHORNE, Calif.—(BUSINESS WIRE)—Jan. 28, 2004—OSI Systems, Inc. (Nasdaq:OSIS):

•	Fiscal 2004 revenue guidance increased from $190 - $195 million to $200 million

•	Company closes acquisition of high energy mobile x-ray leader ARACOR

•	Pending acquisition of Spacelabs from GE Medical would significantly increase presence in patient monitoring

OSI Systems, Inc. (Nasdaq:OSIS) today announced its revenues and earnings for the second fiscal quarter and six months ended December 31, 2003. The Company’s revenues for the second quarter of fiscal 2004 were $51.1 million, compared to $43.7 million in the same quarter last year, an increase of 17%. Net income for the second quarter was $3.0 million, or $0.20 per diluted share, compared to $3.8 million or $0.25 per diluted share in the same quarter last year.

For the six months ended December 31, 2003, the company’s revenues were $89.7 million compared to $80.8 million in the six month period ended December 31, 2002. This represents an increase of $8.9 million or 11%. Net income for the six months ended December 31, 2003 was $4.3 million or $0.29 per diluted share, compared to $7.0 million or diluted earnings per share of $0.49 for the equivalent prior-year period. The current year six month period results include previously announced restructuring costs and charges of $0.06 per diluted share.

“We are pleased to announce solid results for this most recent quarter,” said Deepak Chopra, OSI Systems’ Chairman and Chief Executive Officer. “We have managed to meet estimates despite a constantly changing product mix and lack of visibility on Homeland Security related spending.”

Chopra continued, “This has been a particularly busy period for us in terms of transactions as well. Since the beginning of second quarter we have closed the OSI Electronics asset purchase; created OSI Laserscan through the acquisition of SEO’s Autosense(TM) business; closed the acquisition of security systems vendor ARACOR; and signed a definitive agreement for the purchase of Spacelabs from GE Medical to strengthen our position in medical monitoring.

“OSI Laserscan will give us additional lines of optoelectronics products and capabilities to bring to the marketplace,” said Chopra. “Its core product Autosense(TM) is a leading solution in the toll and traffic management marketplaces, and by combining this product with our cargo inspection systems, there is potential for us to bring our customers advanced, integrated checkpoint solutions at border crossings.

“Our recently acquired subsidiary ARACOR brings us a tremendous addition to our product portfolio through its mobile x-ray inspection system, the Eagle(TM). As we recently announced, ARACOR has won a five-year contract for its Eagle(TM) cargo inspection system from the U.S. Customs and Border Protection (CBP). The contract has a potential value of around $40 million. To date, two units, valued at a total of approximately $12.5 million have already been ordered by

CBP. We are now able to offer our customers the broadest, most comprehensive array of large cargo inspection systems worldwide, comprising x-ray, gamma ray, and neutron analysis in a host of configurations. Host of configurations including mobile, re-locatable and fixed sites.

“We have been building up our presence in the medical device arena especially patient monitoring and instrumentation. We began initially as a leading OEM supplier in the field of pulse oximetry, then by building up end-product capabilities through our purchase of bone densitometry systems manufacturer Osteometer and the creation of Dolphin Medical through a series of technology investments and acquisitions. Now, we look forward to the closing of the pending Spacelabs acquisition which will provide us with critical mass, a direct sales force, and manufacturing synergies in an area in which we have significant engineering and product expertise. Combined, the collective strength of our medical and manufacturing group companies should make us a vigorous international competitor.”

Additionally, OSI Systems’ management increased revenue guidance for fiscal 2004 from the previously stated range of $190 million to $195 million to the new level of approximately $200 million. Management anticipates revenues for the remaining six months of fiscal 2004 to be approximately $110 million. This guidance does not include any revenue contribution from the pending Spacelabs acquisition. While a definitive agreement to purchase Spacelabs has been executed by both OSI Systems and GE Medical, there can be no assurance of when, or if, the transaction will close.

OSI Systems, Inc. will webcast the live earnings call over the Internet at 2:30 p.m. PT, today. To listen, please log on www.fulldisclosure.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the presentation and will be archived on www.fulldisclosure.com.

A telephonic replay of the call will also be available from 4:30 p.m. Pacific Time on January 28th to 11:59 p.m. Pacific Time on January 30th. The replay may be accessed by calling 800-633-8284 and entering the conference call identification number 21183061.

About OSI Systems Inc.

OSI Systems Inc. is a diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring products, and optoelectronic-based components and systems. The company has more than 30 years of optoelectronics experience, and through its family of subsidiaries, competes in three specific growth areas: OEM Manufacturing, Security and Inspection Systems, and Medical Devices. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our expectations, goals or intentions about the future, including, but not limited to, statements regarding fiscal year 2004 revenue guidance, revenue guidance for the fiscal third quarter ending March 31, 2004, OSI Laserscan’s Autosense(TM) product line, the five-year contract between ARACOR and US Customs and Border Protection (CBP), the breadth and depth of our large cargo inspection products offerings, and the acquisition of Spacelabs. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the

Company will meet its revised revenues guidance, that it will successfully integrate OSI Laserscan’s Autosense(TM) product with its security and inspection products to create advanced, integrated checkpoint solutions at border crossings, that CBP will place additional orders under its five-year contract with ARACOR, or that the Company will continue to offer the broadest and most comprehensive array of large cargo inspection systems in the world comprising x-ray, gamma ray, and neutron analysis in a host of configurations. In addition, there can be no assurance that the European Commission will approve the Company’s acquisition of Spacelabs, that the acquisition will close, or close in the near future, or that the Company will be able to fully realize the potential of Spacelabs following the close. Other important factors are set forth in our Securities and Exchange Commission filings, including our Form 10-K for the year ended June 30, 2003. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended December 31,		Six months ended December 31,
	2003	2002	2003	2002
Revenues	$51,095	$43,673	$89,740	$80,774
Cost of goods sold	36,498	29,186	62,577	53,307

Gross profit	14,597	14,487	27,163	27,467
Operating expenses:
Selling, general and administrative	8,189	6,771	15,710	13,590
Research and development	2,373	2,215	4,410	3,761
Restructuring charges	—		1,061

Total operating expenses	10,562	8,986	21,181	17,351

Income from operations	4,035	5,501	5,982	10,116
Interest income, net	(221)	(207)	(444)	(381)
Impairment of equity investment	—		247
Write-off of deferred acquisition costs		608		608

Income before provision for income taxes and minority interest	4,256	5,100	6,179	9,889
Provision for income taxes	1,221	1,302	1,804	2,885

Income before minority interest	3,035	3,798	4,375	7,004
Minority interest	9	(38)	(48)	(43)

Net income	$3,044	$3,760	$4,327	$6,961

Earnings per share	$0.21	$0.26	$0.30	$0.51

Diluted earnings per share	$0.20	$0.25	$0.29	$0.49

Weighted average shares outstanding	14,587,369	14,320,469	14,563,052	13,571,432

Weighted average shares outstanding -assuming dilution	15,077,424	14,842,002	14,981,827	14,099,600

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2003	June 30, 2003
Cash and cash equivalents	$85,356	$94,246
Marketable securities, available for sale	3,497	3,973
Accounts receivable, net of allowance for doubtful accounts	38,988	36,901
Inventory	49,440	42,415
Other current assets	12,073	9,477

Total current assets	189,354	187,012
Non current assets	47,791	42,526

Total	$237,145	$229,538

Current portion of long-term debt	$2,625	$2,625
Other current liabilities	42,550	42,471

Total current liabilities	45,175	45,096
Long-term debt	486	1,838
Other long term liabilities	2,146	1,970
Minority interest	1,484	235
Shareholders’ equity	187,854	180,399

Total	$237,145	$229,538

CONTACT:	for OSI Systems, Inc.
Sanjay Sabnani, 310-349-2245
sanjay@typcap.com